Exhibit 99.1

Press Release

Clean Harbors Announces Third-Quarter 2005 Financial Results

Strong Revenue Growth Drives Double-Digit Increase in Profitability

Braintree, MA – November 7, 2005 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the third quarter ended September 30, 2005.

Revenues grew approximately10 percent to $178.6 million in the third quarter of 2005 from $162.7 million in the third quarter of 2004.  Income from operations rose 10 percent to $12.3 million from $11.2 million for the third quarter of 2004.  Net income increased 23 percent to $5.5 million, or $0.31 per diluted share, for the third quarter of 2005, compared with $4.4 million, or $0.25 per diluted share, in the comparable period in 2004.

EBITDA (see description below) increased by 13 percent to $22.1 million in the third quarter of 2005 from $19.6 million in the same period a year earlier.

Comments on the Third Quarter

“Clean Harbors delivered another quarter of solid revenue generation and profitability improvement,” stated Alan S. McKim, Chairman and Chief Executive Officer. “Our Site Services business fueled top-line growth due in part to emergency response work related to the Gulf Coast hurricanes.  On the technical side of our business, utilization at our incinerators remained healthy.  Landfill volumes rose sequentially from the second quarter, but remained at relatively low levels in comparison with the year-ago quarter.”

“Although Hurricanes Katrina and Rita created sizeable long-term opportunities for Clean Harbors, their effect on our business during the third quarter was somewhat mixed,” McKim said.  “Activity related to the hurricanes generated approximately $7 million in revenue during the quarter.  However, our initial work related to Hurricane Katrina consisted mainly of non-traditional, lower-margin services, such as setting up rescue operations centers, supplying fuel and conducting non-hazardous cleanup.  In addition, dozens of Clean Harbors employees participated in non-billable humanitarian search and rescue missions immediately following Katrina.”

“When Hurricane Rita struck, we were forced to halt many of our emergency response activities in the Gulf region, to ensure the safety of our personnel,” said McKim.  “We also shut down four Clean Harbors disposal facilities – including our Deer Park, Texas site – for nearly a week, thereby decreasing operating income by $1.4 million.  Looking ahead, we expect to see a more positive financial impact from our hurricane-related work in the Gulf Coast region, with our Site Services business playing an important role in what will be a major long-term recovery effort.”

1501 Washington Street • PO Box 859048 • Braintree, Massachusetts 02185-9048 • 800.282.0058 • www.cleanharbors.com

McKim said, “Operationally, our focus on improving efficiencies and reducing costs continues.  On October 1, we transitioned the remainder of our Canadian operations to the WIN software platform.  Based on our experience with WIN in our U.S. operations, we expect that this will enable us to manage our Canadian workflow and resources more cost effectively.”

Non-GAAP Third-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its outstanding credit agreement, as described in the following reconciliation showing the differences between reported income from operations and EBITDA for 2005 and 2004 (in thousands):

	For the three months ended:		For the nine months ended:
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Income from operations	$12,311	$11,239	$36,933	$24,459
Accretion of environmental liabilities	2,633	2,546	7,883	7,753
Depreciation and amortization	7,163	5,803	21,517	17,464
Refinancing transaction costs and severance	—	60	—	1,202
EBITDA	$22,107	$19,648	$66,333	$50,878

Business Outlook & Financial Guidance

“We enter the final quarter of 2005 with substantial earnings and revenue momentum,” McKim said.  “The clean-up and reconstruction efforts in the Gulf region provide Clean Harbors with some longer-term upside potential.  We are now transitioning to more of our traditional services in the Gulf region, which should generate higher margins and profitability than our initial emergency response work in the area.  For the fourth quarter, we believe we will generate more than $10 million in Gulf region-related revenues.  The full extent of our involvement is not yet known, however, as many companies are only just beginning to assess the full extent of the damages they sustained as a result of the hurricanes.”

“Overall, we will continue to focus on capturing large-scale facility projects, expanding our Site Services business and implementing ongoing cost management initiatives.  At the same time, we will continue to pursue selective acquisition opportunities that will be accretive to our business,” McKim concluded.

Based on year-to-date results and current market conditions, the Company expects revenues for the fourth quarter of 2005 to be in a range of $171 million to $176 million, and EBITDA to be in the range of $20 million to $22 million.  For the full year 2005, the Company expects to grow revenue by 7 to 8 percent over 2004 to a range of $689 million to $694 million.  EBITDA for the full year 2005 is expected to grow 16 to 18 percent over 2004 to a range of $86.4 million to $88.4 million.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release tomorrow, November 8, at 9:00 a.m. (ET).  Investors who want to hear a webcast of the call should log onto www.cleanharbors.com and select “Investor Relations.”  In addition, if you are unable to listen to the live webcast, the call will be archived on the investor section of the website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 48 waste management facilities, including nine landfills, five incineration locations and seven wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Headquartered in Braintree, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.  Furthermore, all financial information in this press release is unaudited, and may change materially upon completion of the audit of the Company’s financial statements.  A variety of factors beyond the control of the Company affect the Company’s performance, including, but not limited to:

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace;

•                  The effects of conditions in the financial services industry on the availability of capital and financing;

•                  The Company’s ability to manage the significant environmental liabilities, which it assumed in connection with the CSD acquisition; and

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance. Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, and its subsequent reports on Form 10-Q, which are filed with the SEC and the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, which the Company filed on April 29, 2005, and subsequent quarterly and/or other reports filed with the SEC since then, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contacts:

Bill Geary	Jason Fredette
Executive Vice President and General Counsel	Associate Vice President
Clean Harbors, Inc.	Sharon Merrill Associates, Inc.
781-849-1800	617-542-5300
InvestorRelations@cleanharbors.com	clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$178,580	$162,650	$517,456	$467,038

Cost of revenues (exclusive of items shown separately below)	129,009	116,835	373,990	340,137

Selling, general and administrative expenses	27,464	26,227	77,133	77,225

Accretion of environmental liabilities	2,633	2,546	7,883	7,753

Depreciation and amortization	7,163	5,803	21,517	17,464

Income from operations	12,311	11,239	36,933	24,459

Other income (expense), net	(83)	(85)	427	(1,189)

Loss on refinancing	—	—	—	(7,099)

Interest (expense), net	(5,884)	(5,576)	(17,791)	(16,377)

Income (loss) before provision for income taxes	6,344	5,578	19,569	(206)

Provision for income taxes	887	1,137	1,900	4,663

Net income (loss)	5,457	4,441	17,669	(4,869)

Redemption of Series C Preferred Stock and dividends and accretion on preferred stocks	70	112	210	11,728

Net income (loss) attributable to common shareholders	$5,387	$4,329	$17,459	$(16,597)

Earnings (loss) per share:

Basic earnings (loss) attributable to common shareholders	$0.35	$0.31	$1.16	$(1.18)
Diluted earnings (loss) attributable to common shareholders	$0.31	$0.25	$1.02	$(1.18)

Weighted average common shares outstanding	15,416	14,108	15,081	14,038

Weighted average common shares outstanding plus potentially dilutive common shares	17,644	17,446	17,357	14,038

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

( dollars in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Current assets:
Cash and cash equivalents	$47,141	$31,081
Marketable securities	—	16,800
Accounts receivable, net	135,782	120,886
Unbilled accounts receivable	8,531	5,377
Deferred costs	4,367	4,923
Prepaid expenses	7,183	13,407
Supplies inventories	11,754	10,318
Deferred tax asset	194	188
Income tax receivable	1,468	—
Properties held for sale	8,934	8,849
Total current assets	225,354	211,829

Property, plant and equipment, net	178,203	180,526

Other assets:
Deferred financing costs	7,938	8,950
Goodwill	19,032	19,032
Permits and other intangibles, net	78,428	80,463
Deferred tax asset	507	488
Other	3,444	3,414
	109,349	112,347
Total assets	$512,906	$504,702

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(dollars in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Current liabilities:
Uncashed checks	$8,636	$6,542
Current portion of capital lease obligations	1,870	1,522
Accounts payable	65,397	70,363
Accrued disposal costs	3,168	3,032
Deferred revenue	19,537	22,060
Other accrued expenses	39,001	41,054
Current portion of closure, post-closure and remedial liabilities	13,710	14,258
Income taxes payable	2,421	2,302
Total current liabilities	153,740	161,133
Other liabilities:
Closure and post-closure liabilities, less current portion	19,411	22,721
Remedial liabilities, less current portion	137,991	144,289
Long-term obligations	148,246	148,122
Capital lease obligations, less current portion	4,480	3,485
Other long-term liabilities	13,788	13,298
Accrued pension cost	634	616
Total other liabilities	324,550	332,531
Total stockholders’ equity, net	34,616	11,038
Total liabilities and stockholders’ equity	$512,906	$504,702